Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Actuate Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.000001 par value per share	Rule 457(c) and Rule 457(h)	976,581 shares (2)	$10.38 (3)	$10,136,910.78	0.00015310	$1,551.96
Total Offering Amounts					$10,136,910.78		$1,551.96
Total Fee Offsets (4)							$0
Net Fee Due							$1,551.96

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the Actuate Therapeutics, Inc. 2024 Stock Incentive Plan (the “Plan”) as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Represents 976,581 shares of common stock issuable under the Plan.

(3)	This estimate is made pursuant to Rule 457 of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $10.38 which is the average of the high and low prices for the registrant’s common stock as reported on The Nasdaq Stock Market LLC on May 12, 2025.

(4)	The Registrant does not have any fee offsets.